Powerof Attorney The undersigned, as a reporting person of Gold Fields Limited (the "Company") under Section 16 of the Securities Exchange Act of 1934 (“Section 16”), hereby constitutes and appoints Anré Weststrate and Adolphina Lebese, each employed by the Company, and Igor Rogovoy and Alex Whitman, each a lawyerof Linklaters LLP, and each of them, as the undersigned’s true and lawful attorney-in-fact (each, an “Attorney-in-Fact”) with full power and authority as hereinafter described, in the name, place and stead and on behalf of the undersigned, to: 1. prepare, execute and file in the undersigned’s name and on the undersigned's behalf, on EDGARa Form ID, including amendments thereto (“Form ID”), and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronicfilings with the U.S. Securities and Exchange Commission (the "SEC"); 2. complete, execute andfile in the undersigned’s name and on the undersigned's behalf, Forms 3, 4and 5 and anyother forms or documents that may be required, and all amendmentsthereto, with the SEC (the “Filings’); 3. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the preparation and timely filing on EDGAR of the Form ID or the preparation andtimely filing of any Filing with the SEC; and 4. take any other action at any time whatsoever in connection with the foregoing which, in the opinion of the Attorney-in-Fact, may be of benefit to, in the best interest of, or legally required by, the undersigned. The undersigned hereby ratifies and confirms that the Attorney-in-Fact shall have full power to make and substitute any one or more attorneys-in-factin their place and stead. The term “Attorney-in-Fact” as used herein shall include any andall such substitute attorneys-in-fact. The undersigned herebyratifies and confirmsall actions that said Attorneys-in-Fact shall undertake or cause to be undertaken by virtue hereof. The undersigned acknowledgesthat the foregoing Attorneys- in-Fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming,any of the undersigned’s responsibilities to comply with Section 16. It is understood that the Attorney-in-Fact does not assume any responsibility or liability to the undersigned, the Companyor any other person. Neither the Attorney-in-Fact, nor the Companyshall be liable for any error of judgmentor for any act undertaken or omitted or for any mistake of fact or law. No implied duties or obligations shall be read into this powerof attorney (“Power of Attorney”) against either the Attorney-in-Fact or the Company. This Powerof Attorney and all authority conferred hereby shall not be terminated by operation oflaw, whether by the death or incapacity of the undersigned or by occurrence of any other event. Actions undertaken by an Attorney-in-Fact pursuant to this Powerof Attorney shall be as valid as if any event described in the preceding sentence had not occurred, whether or not the Attorney-in-Fact shall have |_- 3217664361 “% nv\ 1 \Wl